  Exhibit 99.01

ACM Research Announces Strategic Plan
to Extend Access to China’s Capital Markets

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Process initiated to list shares of subsidiary ACM Shanghai on STAR Market
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Definitive agreements executed for private placement in subsidiary to meet listing requirements
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ACM Research committed to maintaining Nasdaq listing and focusing on global opportunities

Conference call at 5 pm ET today, June 17, 2019

FREMONT, California, June 17, 2019 (GlobeNewswire) – ACM Research, Inc. (“ACM” or the “Company”) (NASDAQ:ACMR), a provider of single-wafer wet cleaning equipment used by manufacturers of advanced semiconductors, today announced a strategic plan to extend its access to China’s capital markets to further support ACM’s mission to become a leading global provider of semiconductor capital equipment.

ACM will seek to list, within the next three years, shares of its principal operating subsidiary ACM (Shanghai) Research, Inc. (“ACM Shanghai”) on the Shanghai Stock Exchange’s Sci-Tech innovAtion boaRd (the “STAR Market,” previously referred to as the Science and Technology Innovation Board or STIB), a new exchange intended to support innovative companies in China. ACM plans to list ACM Shanghai shares on the STAR Market to access a new source of growth capital in its primary market, raise ACM’s profile with investors and potential customers in the region, and help solidify ACM’s position as a global supplier to the semiconductor capital equipment market.

To qualify for a STAR Market listing, ACM Shanghai is required to have multiple independent shareholders. As a first step, ACM entered into agreements on June 12, 2019 under which third-party investors will invest an aggregate of RMB 161.8 million ($23.5 million at current exchange rates) into ACM Shanghai at a pre-money valuation of RMB 4.65 billion ($674.5 million), and agreements with ACM Shanghai employee entities to invest an aggregate of RMB 26.1 million ($3.8 million) at a pre-money valuation of RMB 3.72 billion ($539.6 million). The total proceeds of RMB 187.9 million ($27.3 million) from the investments are due in July 2019 and will be reserved by ACM Shanghai in segregated accounts until ACM Shanghai completes a successful listing on the STAR Market. If the Company abandons the Star Market listing or the listing is not completed in approximately three years, ACM Shanghai will return the original capital amount to the investors. Participants include SL Capital Partners, several China-based private equity firms, and other China-based investors.

ACM’s President and Chief Executive Officer Dr. David Wang commented, “Our plan is intended to better align ACM’s capital structure with its mission to become a leading global provider of semiconductor capital equipment, where our innovative SAPS, TEBO, Tahoe and ECP technologies position us for significant growth. We are acting now in order to realize a favorable valuation, to solidify ACM’s position as a key local player in China, and to fund the development of the world-class capabilities necessary to win additional large IC manufacturers as customers.”

Wang continued, “Our global headquarters will remain in Fremont, California, and we are committed to maintaining the Nasdaq listing of ACM’s Class A common stock. We believe listing in two stock markets will further enable us not only to scale our business in mainland China, but also to open our business to broader opportunities in Taiwan, Korea, Japan, Europe, and the United States. A key element of our growth strategy is to be close to customers, close to world-class engineering talent, and close to our supply chain, as well as to our investors.”

Conference Call Details

A conference call to discuss the proposed STAR Market listing will be held on Monday, June 17, 2019, at 5:00 p.m. Eastern Time (Tuesday, June 18, 2009 at 5:00 a.m. China Time). Dial-in details for the call are as follows. Please reference conference ID 8374956.

	Phone Number	Toll-Free Number
United States	+ 1 (845) 675-0437	+ 1 (866) 519-4004
Hong Kong	+ 852 30186771	+ 852 800906601
Mainland China	+ 86 8008190121 + 86 4006208038
Other International	+ 65 67135090

A recording of the webcast will be available on the investor page of the ACM website at www.acmrcsh.com following the call.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “believe,” “expect,” “will,” “would,” and “plan” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements include statements in this press release regarding: the proposed listing of ACM Shanghai shares on the STAR Market (including the private investments by China-based investors in furtherance of such listing); the timing of such proposed STAR Market listing (including the timing of the funding of the proposed private investments); ACM’s expectations with respect to the impact of the proposed STAR Market listing on ACM and its product offerings, customer perceptions, revenue and earnings; ACM’s projected future performance, including revenue and earnings, and ACM’s future access to capital markets, including its ability to maintain the Nasdaq listing of its Class A common stock; and the future launch, development and operation of the STAR Market by the Shanghai Stock Exchange. Forward-looking statements are based on ACM’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to, the ability to successfully complete the proposed STAR Market listing of ACM Shanghai shares. A further description of these risks, uncertainties, and other matters can be found in filings ACM makes with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by ACM, and ACM assumes no obligation and expressly disclaims any duty to update information contained in this press release except as required by law.

About ACM Research, Inc.

ACM Research develops, manufactures and sells single-wafer wet cleaning equipment, which semiconductor manufacturers can use in numerous manufacturing steps to remove particles, contaminants and other random defects, and thereby improve product yield, in fabricating advanced integrated circuits.

© ACM Research, Inc. The ACM logo, SAPS, TEBO and Tahoe are trademarks of ACM Research, Inc. For convenience, these trademarks appear in this press release without ™ symbols, but that practice does not mean that ACM will not assert, to the fullest extent under applicable law, its rights to the trademarks. This press release also contains other companies’ trademarks, registered marks and trade names, which are the property of those companies.

For investor and media inquiries, please contact:

In the United States:	The Blueshirt Group Ralph Fong +1 (415) 489-2195 ralph@blueshirtgroup.com
In China:	The Blueshirt Group Asia Gary Dvorchak, CFA +86 (138) 1079-1480 gary@blueshirtgroup.com